UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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KORN/FERRY INTERNATIONAL

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1900 Avenue of the Stars, Suite 2600

Los Angeles, California 90067

August 11, 2006

Dear Stockholders:

It is my pleasure to invite you to attend the 2006 Annual Meeting of Stockholders of Korn/Ferry International. The Annual Meeting will be held on Tuesday, September 19, 2006 at 10:00 a.m. at the Park Hyatt Hotel in Century City located at 2151 Avenue of the Stars, Los Angeles, California 90067.

At the Annual Meeting we will discuss the items of business discussed in the attached notice and give a report on our business operations.

We are delighted that you have chosen to invest in Korn/Ferry International and hope that, whether or not you attend the meeting, you will vote as soon as possible by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Your vote is important, and voting by written proxy will ensure your representation at the Annual Meeting. You may revoke your proxy in accordance with the procedures described in the proxy statement at any time prior to the time it is voted. If you attend the meeting, you may vote in person even if you previously mailed your proxy card.

Sincerely,

Paul C. Reilly
Chairman of the Board
and Chief Executive Officer

1900 Avenue of the Stars, Suite 2600

Los Angeles, California 90067

NOTICE OF ANNUAL MEETING

To Be Held On September 19, 2006

To the Stockholders:

On Tuesday, September 19, 2006, Korn/Ferry International (the “Company”) will hold its 2006 Annual Meeting of Stockholders at the Park Hyatt Hotel in Century City located at 2151 Avenue of the Stars, Los Angeles, California 90067. The meeting will begin at 10:00 a.m.

Only stockholders who owned our common stock or 7.5% Convertible Series A Preferred Stock and 7.5% Convertible Subordinated Notes Due 2010 at the close of business on the record date of July 26, 2006 can vote at this meeting or any adjournments that may take place. The purposes of the Annual Meeting are to:

1.	Elect four directors to serve on the Board of Directors;

2.	Ratify the appointment of Ernst & Young LLP as independent auditors for the Company’s 2007 fiscal year; and

3.	Transact any other business properly presented at the meeting.

The Board of Directors recommends that you vote “FOR” the approval of each of the two proposals outlined in the Proxy Statement accompanying this notice.

A quorum comprised of the holders of a majority of the outstanding shares of our common stock (including those shares of common stock issuable upon conversion of our 7.5% Convertible Series A Preferred Stock and 7.5% Convertible Subordinated Notes Due 2010) on the record date must be present or represented for the transaction of business at the meeting. Accordingly, it is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the envelope provided. You may revoke your proxy at any time prior to the time it is voted by (1) notifying the Corporate Secretary in writing; (2) returning a later-dated proxy card; or (3) attending the meeting and voting in person.

This proxy statement is first being mailed to our stockholders on or about August 11, 2006. Please read the proxy materials carefully. Your vote is important and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Peter L. Dunn
Corporate Secretary and
General Counsel

August 11, 2006

Los Angeles, California

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1. Q:	Why am I receiving this proxy statement and the other enclosed materials?

A:	The Board is providing these materials to you in connection with, and soliciting proxies for use at, our 2006 Annual Meeting of Stockholders, which will take place on September 19, 2006. As a stockholder on the record date, you are invited to attend the Annual Meeting and you are requested to vote on each of the proposals described in this proxy statement. You do not need to attend the Annual Meeting to vote your shares.

2. Q:	What information is included in this mailing?

A:	The information included in this proxy statement relates to, among other things, the proposals to be voted on at the Annual Meeting, the voting process and the compensation of the Company’s directors and executive officers.

3. Q:	What proposals will be voted on at the Annual Meeting?

A: (1)	The election of directors to serve on the Board;

(2)	The ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the Company’s 2007 fiscal year.

4. Q:	How does the Board recommend I vote on each of the proposals?

A:	The Board recommends that you vote your shares “FOR” all of its nominees to the Board and “FOR” the ratification of the appointment of the independent auditors.

5. Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of the Company’s common stock and the Company’s 7.5% Convertible Series A Preferred Stock as of the record date, which is the close of business on July 26, 2006, are entitled to vote at the Annual Meeting.

6. Q:	How many votes are provided to each share of common stock?

A:	Each share of the common stock of the Company outstanding as of the record date is entitled to one vote. Holders of the Company’s 7.5% Convertible Series A Preferred Stock on the record date shall be entitled to cast such number of votes as such holders would be entitled to cast if the Company’s 7.5% Convertible Series A Preferred Stock and the Company’s 7.5% Convertible Subordinated Notes Due 2010 were converted into common stock as of the record date. As of the record date on July 26, 2006, 42,926,663 shares of the common stock of the Company were issued and outstanding and 5,150,776 shares of the common stock of the Company were issuable upon conversion of the Company’s 7.5% Convertible Series A Preferred Stock and the Company’s 7.5% Convertible Subordinated Notes Due 2010.

7. Q:	How do I vote?

A:	You can vote either by completing, signing and dating each proxy card you received and returning it in the envelope provided or by attending the Annual Meeting and voting in person. Once you have submitted your proxy, you have the right to revoke your proxy at any time before it is voted by:

(1)	notifying the Corporate Secretary in writing;

(2)	returning a later-dated proxy card; or

(3)	attending the Annual Meeting and voting in person.

8. Q:	Who will count the votes?

A:	Representatives of Mellon Investor Services will count the votes and act as the inspector of election at the Annual Meeting.

9. Q:	What does it mean if I receive more than one proxy card?

A:	It means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

10. Q:	What shares are covered by the enclosed proxy card(s)?

A:	The shares on the enclosed proxy card(s) represent all shares owned by you as of the record date. These shares include shares (1) held directly in your name as the “stockholder of record” and (2) held for you as the “beneficial owner” through a stockbroker, bank or other nominee. If you do not return your proxy card(s) with respect to these shares, your shares may not be voted. If you own shares that are held in our 401(k) plan, you will receive a proxy card for those shares also. While the trustees of the 401(k) plan will vote those shares, you are requested to return that proxy card to advise the trustees of your wishes with respect to the matters to be voted on.

11. Q:	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

A:	Those terms refer to the following. You are a:

“Stockholder of record”, if your shares are registered directly in your name with the Company’s transfer agent, Mellon Investor Services. You are considered, with respect to those shares, to be the stockholder of record, and these proxy materials have been sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

“Beneficial owner”, if your shares are held in a stock brokerage account, including an Individual Retirement Account, or by a bank or other nominee. If you are considered to be the beneficial owner of shares held in “street name”, these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote (your broker or nominee has enclosed a voting instruction card for you to use) and you are invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting.

12. Q:	What if a beneficial owner does not provide the stockholder of record with voting instructions for a particular proposal?

A:	If you are a beneficial owner and you do not provide the stockholder of record with voting instructions for a particular proposal, your shares may constitute “broker non-votes,” as described below, with respect to that proposal.

13. Q:	What are “broker non-votes”?

A:	“Broker non-votes” are shares held by a broker or nominee with respect to which the broker or nominee does not have discretionary power to vote on a particular proposal or with respect to which instructions were never received from the beneficial owner. Shares which constitute broker non-votes with respect to a particular proposal will not be considered present and entitled to vote on that proposal at the Annual Meeting, even though the same shares will be considered present for quorum purposes and may be entitled to vote on other proposals.

14. Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For Proposal No. 2, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you sign your proxy card or broker voting instruction card without voting “FOR,” “AGAINST” or “ABSTAIN” for any of the proposals, your shares will be voted in accordance with the recommendations of the Board. With respect to Proposal No. 2, abstentions will be equivalent to “AGAINST” votes, while broker non-votes will be disregarded and will have no effect on the approval or rejection of the proposals.

15. Q:	What is the voting requirement to approve each proposal?

A:	In order to conduct business at the Annual Meeting, a “quorum,” as described below, must be established. In the election of directors, the Board’s nominees will become directors so long as they receive a plurality of “FOR” votes; however, if any additional nominees for director are properly brought before the stockholders for consideration, only the nominees who receive the highest number of “FOR” votes will become directors. Approval of Proposal No. 2 will require affirmative “FOR” votes from a majority of those shares present (either in person or by proxy) and entitled to vote at the Annual Meeting.

16. Q:	What is a “quorum”?

A:	A “quorum” is a majority in voting power of the outstanding shares of common stock entitled to vote (including those shares of common stock issuable upon conversion of our 7.5% Convertible Series A Preferred Stock and 7.5% Convertible Subordinated Notes Due 2010). A quorum must be present or represented by proxy at the Annual Meeting for business to be conducted. Abstentions and broker non-votes will be counted as present for quorum purposes.

17. Q:	What happens if additional matters (other than the proposals described in this proxy statement) are presented at the Annual Meeting?

A:	The Board is not aware of any additional matters to be presented for a vote at the Annual Meeting; however, if any additional matters are properly presented at the Annual Meeting, your signed proxy card gives authority to Paul C. Reilly and Gary D. Burnison to vote on those matters in their discretion.

18. Q:	How much did this proxy solicitation cost?

A:	We hired Mellon Investor Services to assist in the distribution of proxy materials and solicitation of votes for approximately $7,000. The fees include out of pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors (the “Board”) is divided into three classes, with one class elected at each Annual Meeting. Directors of each class are elected to serve for three year terms. At this Annual Meeting, we will elect three directors and the Board for the coming year will be composed of eleven directors. The Board’s nominees for election as directors will be elected to serve as Class 2009 Directors for a term of three years. The nominees for election at the Annual Meeting to serve as Class 2009 Directors are Patti Hart, Paul Reilly, Ihno Schneevoigt and Kenneth Whipple. Detailed information regarding each of these nominees is provided on pages 9-10 of this proxy statement. We do not expect any of the nominees to become unavailable to stand for election, but, should this happen the Board will designate a substitute for each unavailable nominee. Proxies voting for any unavailable nominee will be cast for that nominee’s substitute. Each of the nominees has consented to be named as a nominee in this proxy statement.

Required Vote

The Board’s nominees will become directors so long as they receive a plurality of “FOR” votes. If, however, any additional nominees for director are properly brought before the stockholders for consideration, only the nominees who receive the highest number of “FOR” votes will become directors.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” each of the nominees named above for election as a director. Proxies will be voted “FOR” each of the nominees named above unless you otherwise specify on your proxy card.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2007. Ernst & Young LLP has served as the Company’s independent auditors since March 2002. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Neither the Company’s certificate of incorporation nor bylaws requires that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent auditors. We are doing so because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, nonetheless, retain such independent auditors. Even if the selection is ratified, the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such change would be in the best interests of the Company and its stockholders. Representatives of Ernst & Young LLP will attend the Annual Meeting to answer appropriate questions and may also make a statement if they so desire.

The following table sets forth fees for services Ernst & Young LLP provided during fiscal 2005 and 2006:

	2005	2006
Audit fees(1)	$1,074,000	$1,124,137
Audit-related fees(2)	44,900	63,116
Tax fees(3)	250,400	372,058
All other fees	0	0

Total	$1,369,300	$1,559,311

(1)	Represents fees for audit services, including fees associated with the annual audit, the reviews of the Company’s quarterly financial statements, statutory audits required internationally, for attestation services related to Sarbanes-Oxley Section 404 compliance.

(2)	Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditors that are not included in Audit Fees.

(3)	Represents fees for tax compliance, planning and advice. These services included tax return compliance.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditors in order to help assure that they do not impair the auditors’ independence from the Company. The Audit Committee may either approve the engagement of the independent auditors to provide services or pre-approve services to be provided on a case by case basis. The Audit Committee believes that the combination of these two approaches will result in an effective and efficient procedure to pre-approve services performed by the independent auditors. The Audit Committee will also consider whether the independent auditors are best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is determinative. The Audit Committee requires the rotation of its independent auditors’ audit partners as required by the Sarbanes-Oxley Act and the related rules of the SEC.

All requests or applications for services to be provided by the independent auditors that do not require specific pre-approval by the Audit Committee are submitted to the Controller and must include a detailed description of services to be rendered. The Controller determines whether such services are included within those services that have received the general pre-approval of the Audit Committee. Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Chief Financial Officer.

Required Vote

Ratification of the approval of the independent auditors will require affirmative “FOR” votes from a majority of those shares present, either in person or by proxy, and entitled to vote at the Annual Meeting.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the ratification of Ernst & Young LLP’s appointment as independent auditors for fiscal 2007. Proxies solicited by the Board will be so voted unless stockholders specify otherwise on their proxy cards.

THE BOARD OF DIRECTORS

The members of the Board of Directors are grouped into three classes: Class 2007 Directors will serve until the Annual Meeting of Stockholders in 2007; Class 2008 Directors will serve until the Annual Meeting of Stockholders in 2008; and Class 2009 Directors will serve until the Annual Meeting of Stockholders in 2009.

Class 2007 Directors

The following table sets forth certain information regarding the Class 2007 Directors, who will serve on the Board until the Annual Meeting of Stockholders in 2007.

Name	Age	Business Experience	Director Since
James E. Barlett	62	Mr. Barlett was Chairman, President and Chief Executive Officer of Galileo International until October 2001. From 1994 to 1997, Mr. Barlett was President and Chief Executive Officer of Galileo International. Mr. Barlett is also Vice Chairman of TeleTech Holdings, Inc. and a director of Celanese Corporation.	1999

Sakie T. Fukushima	56	Ms. Fukushima has been a Vice President since 1993 and Regional Managing Director for Japan since September 2000. She currently serves on the Company’s Asia Pacific Regional Operating Committee. Ms. Fukushima joined the Company in 1991. She was a director of Kao Corporation from July 2002 until July 2006. Ms. Fukushima has been a director and member of the audit committee of Sony Corporation since June 2003. She has also been a director of Benesse Corporation since July 2005.	1995

David L. Lowe	46	Mr. Lowe has been Vice Chairman of Friedman Fleischer & Lowe, a private equity firm, since it was founded in 1998. Prior to this, he served as Chief Executive Officer and Chairman of the Board of ADAC Laboratories, a medical diagnostic imaging company. Previously, he worked as a consultant at Bain & Company. He is currently Chairman of the Board of Geovera Holdings, Inc., Texas Home Health, Advanced Career Technologies, Inc. and a director of Kool Smiles Holding Corp.	2002

Edward D. Miller	65	Mr. Miller was the President and Chief Executive Officer of AXA Financial, Inc. from August 1997 through May 2001. He served as a member of the supervisory board and as a senior advisor to the Chief Executive of AXA Group from June 2001 through April 2003. He also served as Chairman and Chief Executive Officer of AXA Financial, Inc.’s principal subsidiary, AXA Client Solutions, and as a director of AXA Financial, Equitable Life, Alliance Capital and Donaldson, Lufkin & Jenrette. Mr. Miller is currently a director, chair of the compensation committee, and member of the governance and nominating committee of KeySpan Corporation. He is a director and member of the compensation committee of American Express Company. Mr. Miller is also a director, member of the audit committee and member of the governance and nominating committee of TOPPS Company, Incorporated.	2002

Class 2008 Directors

The following table sets forth information regarding the Class 2008 Directors will serve on the Board until the Annual Meeting of Stockholders in 2008.

Name	Age	Business Experience	Director Since
Frank V. Cahouet	74	Mr. Cahouet retired as Chairman, President and Chief Executive Officer of Mellon Financial Corporation in January 1998, positions which he had held since 1987. Mr. Cahouet is a director, chair of the audit committee and member of the nominating and governance committee of Teledyne Technologies, Inc. He is also Chairman of the Board, member of the executive committee and member of the benefits review and compensation committee of Saint-Gobain Corporation.	1999

Gerhard Schulmeyer	67	Mr. Schulmeyer served as President and Chief Executive Officer of Siemens Corporation from 1999 until 2001. From 1994 through 1998, Mr. Schulmeyer was President and Chief Executive Officer of Siemens Nixdorf, Munich/Paderborn. Mr. Schulmeyer is also a director of Alcan Aluminum Ltd., Zurich Financial Services and Ingram Micro Inc.	1999

Harry L. You	47	Mr. You has been the Chief Executive Officer of BearingPoint, Inc. since March 2005. Mr. You was the Chief Financial Officer and Executive Vice President of Oracle Corporation from July 2004 through March 2005. From July 2001 through July 2004, Mr. You was the Chief Financial Officer of Accenture Ltd. Prior to that, he was a managing director with Morgan Stanley, a subsidiary of Morgan Stanley & Co., Inc., and Senior Vice President of the General Industrial Group at Lehman Brothers Inc.	2004

N ominees for Class 2009 Directors

The following table sets forth certain information regarding the Class 2009 Directors, who, if elected at the 2006 Annual Meeting, will serve on the Board until the Annual Meeting of Stockholders in 2009.

Name	Age	Business Experience	Director Since
Patti S. Hart	50	Ms. Hart was the Chairman and Chief Executive Officer of Pinnacle Systems, Inc. since March 2004. She was Chairman and Chief Executive Officer of Excite@Home, from April 2001 to March 2002. Excite@Home filed for bankruptcy under Chapter 11 of the Federal Bankruptcy Code in September 2001. Prior to joining Excite@Home, Ms. Hart served as Chief Executive Officer and President of Telocity, Inc., from June 1999 until April 2001. From February 1994 to April 1999, she served as President and Chief Operating Officer of Sprint’s Long Distance Division. Ms. Hart is a director of Spansion, Inc. and International Game Technology. Ms. Hart was appointed as Lead Independent Director of the Board in June 2006.	2000

Name	Age	Business Experience	Director Since
Paul C. Reilly	52	Mr. Reilly was elected to the position of Chairman of the Board and Chief Executive Officer in June 2001. Prior to joining Korn/Ferry International, Mr. Reilly was Chief Executive Officer of KPMG International from October 1998. Prior to being named to that position, Mr. Reilly served as Vice Chairman Financial Services of KPMG L.L.P., the United States member firm of KPMG International. Mr. Reilly joined KPMG International as a partner in 1987. Mr. Reilly is a director of Raymond James Financial, Inc.	2001

Ihno Schneevoigt	68	Dr. Schneevoigt was a member of the management boards and a Human Resources Director at Allianz Verisherungs AG and Allianz Lebensversicherung AG from January 1992 to December 2003. He serves on the supervisory boards of the European School of Management and Technology, Celesio AG and Stroeer Out of Home Media AG. He is also an advisory board member of Bayreuth University, Bayerische Elite Academy and C.V. Linde Academy.	2004

Kenneth Whipple	71	Mr. Whipple is the Chairman and was the Chief Executive Officer of CMS Energy Corporation from May 2002 through September 2004. He has been a director of CMS Energy Corporation since 1993. Mr. Whipple served as Executive Vice President of Ford Motor Company from 1988 to 1999. He served as Chairman and Chief Executive Officer of Ford Motor Credit Company from 1997 to 1999. He previously served as Chairman and Chief Executive Officer of Ford of Europe, Inc. from 1986 to 1988. Mr. Whipple is currently a director, chair of the audit committee and member of the compensation committee of Atlantic Industrial. He is also a director and chair of the nominating committee of the J.P. Morgan Chase mutual funds.	2004

Committees of the Board and Corporate Governance Matters

The Board held four meetings during fiscal 2006, and all of the directors attended at least 75% of the Board meetings and the meetings of committees of which they were members.

The Board has determined that each of the directors on the Board, including those standing for re-election and except for Mr. Paul Reilly and Ms. Sakie Fukushima, who are both employee-directors, are independent within the Company’s independence standards. For a director to be independent, the Board must determine that such director does not have any material relationship with the Company. To assist the Board in determining director independence, the Board reviews director independence in light of the categorical standards adopted by the NYSE. Under these standards, a director will not be deemed independent if:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•	the director has received, or has an immediate family member who received, during any 12 month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(i) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

The independent directors of the Board meet regularly in executive sessions outside the presence of management. On June 6, 2006, the Board appointed Patti Hart as the lead independent director (the “Lead Director”) to preside at executive sessions of the independent directors. Prior to this appointment, the responsibility to preside at each such meeting of independent directors rotated among the chairs of the committee of the Board. An executive session is generally held in conjunction with each regularly scheduled meeting of the Board. Communications to the independent directors by stockholders and other interested parties may be sent to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

Directors are expected to attend the Annual Meetings. Last year all directors attended the meeting.

Although the full Board considers all major decisions, the bylaws permit the Board to have the following standing committees to more fully address certain areas of importance: an Audit Committee, a Compensation and Personnel Committee and a Nominating and Corporate Governance Committee. The members of the standing committees are:

Name	Audit	Compensation and Personnel	Nominating and Corporate Governance
James E. Barlett	X		X
Frank V. Cahouet	X(Chair)	X
Patti S. Hart			X(Chair)
David L. Lowe		X
Edward D. Miller		X(Chair)
Gerhard Schulmeyer		X	X
Kenneth Whipple	X
Ihno Schneevoigt		X

Audit Committee.    Among other things, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditors, reviews the independent auditors’ qualifications and independence, reviews the plans and results of the audit engagement with the independent auditors, approves professional services provided by the independent auditors and approves financial reporting principles and policies, considers the range of audit and non-audit fees, reviews the adequacy of the Company’s internal accounting controls and works to ensure the integrity of financial information supplied to stockholders. The Audit Committee is also available to receive reports, suggestions, questions and recommendations from the independent auditors, the Chief Financial Officer and the General Counsel. It also confers with those parties in order to help assure the sufficiency and effectiveness of the programs being followed by corporate officers in the area of compliance with legal and regulatory requirements, business conduct and conflicts of interest. The Audit Committee is composed entirely of outside directors whom the Board, in its business judgment, has determined are “independent” under the Company’s independence standards (described above), the applicable listing standards of the NYSE and the applicable rules of the SEC. The Board has determined that Messrs. Barlett, Cahouet and Whipple qualify as “audit committee financial experts” as that term is defined in Item 401(h)(2) of Regulation S-K under the Securities Exchange Act of 1934. The Audit Committee met six times in fiscal 2006. The Audit Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.kornferry.com and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, California 90067, Attention: Corporate Secretary.

Mr. Kenneth Whipple serves on the audit committee of Atlantic Industrial, a public company. Mr. Frank Cahouet serves on the audit committee of Teledyne Technologies, Inc, a public company. The Board has determined, however, that Messrs. Cahouet’s and Whipple’s simultaneous service on such other audit committees does not impair their ability to serve effectively on the Company’s Audit Committee.

Compensation and Personnel Committee.    The Compensation and Personnel Committee is comprised entirely of directors who have never served as officers of the Company. Among other things, the Compensation and Personnel Committee (a) approves and oversees compensation programs of the Company, including incentive and stock option programs provided to members of the Company’s senior management group, including all named executive officers, and (b) approves or recommends to the Board, as required, specific compensation actions, including salary adjustments, annual cash bonuses, stock option grants and employment contracts for the Chief Executive Officer and other members of the Company’s senior officer group. The Compensation and Personnel Committee met five times during fiscal 2006. The Board, in its business judgment, has determined that all members of the Compensation and Personnel Committee are “independent directors” under the Company’s independence standards (described above) and the applicable listing standards of the NYSE. The Compensation and Personnel Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.kornferry.com and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, California 90067, Attention: Corporate Secretary.

Nominating and Corporate Governance Committee.    Among other things, the Nominating and Corporate Governance Committee recommends criteria to the Board for the selection of nominees to the Board, evaluates all proposed nominees, recommends nominees to the Board to fill vacancies on the Board, and, prior to each Annual Meeting of Stockholders, recommends to the Board a slate of nominees for election to the Board by the stockholders at the Annual Meeting. The Nominating and Corporate Governance Committee also seeks possible nominees for the Board and otherwise serves to aid in attracting qualified nominees to be elected to the Board. In evaluating nominations, the Nominating and Corporate Governance Committee considers a variety of criteria, including business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with the Company’s interests. Stockholders may submit director nominees in accordance with the Company’s bylaws and mail submissions to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. The Board, in its business judgment has determined that all members of the Nominating and Corporate Governance Committee are “independent directors” under the Company’s independence standards (described above) and the applicable listing standards of the NYSE. The Nominating and Corporate Governance Committee met four times in fiscal 2006. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.kornferry.com and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, California 90067, Attention: Corporate Secretary. A copy of the Nominating and Corporate Governance Committee charter is attached as Appendix A to this proxy statement.

Code of Business Conduct and Ethics and Corporate Governance Guidelines.    The Board has adopted a Code of Conduct and Business Ethics for Employees, Officers and Directors, which is available on the Company’s website at www.kornferry.com and in print to any stockholder that requests it. Any such request should be addressed to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, California 90067, Attention: Corporate Secretary. We intend to post amendments or waivers under the Code of Business Conduct and Ethics on the Company’s website as well. We have adopted Corporate Governance Guidelines, which are also available on the Company’s website.

Directors’ Compensation

Directors who are also employees or officers do not receive any additional compensation for their service on the Board. For the first three quarters of the fiscal year, non-employee directors were automatically granted, under the Company’s Performance Award Plan (the “Plan”), a nonqualified stock option to purchase shares of common stock with a value of $28,000 and an additional $20,000 either in cash or in stock options as an annual retainer. One fourth of the annual amount was granted or paid quarterly. Non-employee directors also received $1,200 in cash for each regular or special meeting attended and $1,200 in cash for telephonic meetings. In addition, committee chairs received $4,000 in cash annually.

Effective February 1, 2006, the non-employee director compensation was modified such that the equity award with a value of $28,000, was changed to be comprised of 50% in nonqualified stock options to purchase common stock that are fully vested as of the grant date and 50% in shares of restricted stock that vest in one year from the grant date. The annual retainer was increased to $40,000 paid at the election of each director either in cash or shares of restricted stock which vest in one year from the grant date. The equity award and annual retainer are still granted or paid quarterly. Non-employee directors now also receive $1,500 in cash for each regular or special meeting attended (in-person and telephonic) and $1,200 in cash for committee meetings attended (in-person and telephonic). In addition, the audit committee chair receives $10,000 in cash annually, the compensation and personnel committee chair receives $8,000 in cash annually, and all other special committee chairs receive $5,000 in cash annually. The Lead Director also receives a cash compensation of $50,000 annually. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their duties as directors.

Non-employee directors are also eligible to receive annual stock option grants under the Plan. Under the Plan, a non-employee director is automatically granted a nonqualified stock option to purchase 2,500 shares of common stock when he or she takes office, at an exercise price equal to the price of the common stock at the close of trading on that date. In addition, on the date of the Annual Meeting of Stockholders in each calendar year, beginning with the year such director is first elected and continuing for each subsequent year during the term of the Plan, each continuing non-employee director is granted a nonqualified stock option to purchase 2,500 shares of common stock at an exercise price equal to the market price of the common stock at the close of trading on that date. All automatically granted non-employee director stock options will have a ten-year term and are immediately exercisable. If a non-employee director’s services are terminated for any reason, any automatically granted stock options held by the non-employee director that are exercisable will remain exercisable for sixty months after such termination of service or until the expiration of the option term, whichever occurs first. Automatically-granted options are subject to the same adjustment, assumption, conversion and similar provisions that apply to awards generally, except in the case of a change of control or Board or committee actions relating to the non-employee director options. Any outstanding automatic option grant that is not exercised prior to a change in control event in which we do not survive will terminate, unless the option is assumed or replaced by the surviving corporation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of July 26, 2006, the names and holdings of common stock, on an as converted basis, of each director and each nominee for director, the names and holdings of each executive officer named in the Summary Compensation Table (the “named executive officers”), and the holdings of all directors, nominees and executive officers as a group. The following table also sets forth the names of those persons known to us to be beneficial owners of more than 5% of the Company’s common stock. Unless otherwise indicated, the mailing address for each person named is 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067.

Name of Beneficial Owner	Amount Beneficially Owned and Nature of Beneficial Ownership(1)		Percent of Class
Paul C. Reilly	1,068,810	(2)	*
James E. Barlett	30,751	(3)	*
Frank V. Cahouet	53,680	(4)	*
Sakie T. Fukushima	184,986	(5)	*
Patti S. Hart	30,563	(6)	*
David L. Lowe	11,685	(7)	*
Edward D. Miller	36,903	(8)	*
Ihno Schneevoigt	12,820	(9)	*
Gerhard Schulmeyer	19,768	(10)	*
Kenneth Whipple	16,109	(11)	*
Harry L. You	11,433	(12)	*
Gary D. Burnison	218,959	(13)	*
Gary C. Hourihan	151,872	(14)	*
Robert H. McNabb	112,551	(15)	*
All directors and executive officers as a group (15 persons)	1,960,890	(16)	4.57%
Credit Suisse First Boston International c/o Credit Suisse First Boston LLC 11 Madison Avenue New York, NY 10011	5,150,776	(17)	12.00%
Barclays Global Investors, NA 45 Fremont Street, San Francisco, CA 94105	4,260,083	(18)	9.92%

*	Designates ownership of less than 1% of the Company’s outstanding common shares.

(1)	Other than with respect to the shares held under the 401(k) plan and the options under the Performance Award Plan, each person has sole voting and dispositive power with respect to the shares shown unless otherwise indicated.

(2)	Holding includes 241,895 shares of restricted stock as to which Mr. Reilly has voting power and 800,314 shares of common stock which Mr. Reilly has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(3)	Holding includes 343 shares of restricted stock as to which Mr. Barlett has voting power and 30,408 shares of common stock which Mr. Barlett has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(4)	Holding includes 343 shares of restricted stock as to which Mr. Cahouet has voting power, 22,500 shares of common stock held by the Frank V. Cahouet Revocable Trust dated November 2, 1993 and 30,837 shares of common stock which Mr. Cahouet has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(5)	Holding includes 3,180 shares of restricted stock as to which Ms. Fukushima has voting power and 81,814 shares of common stock which Ms. Fukushima has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(6)	Holding includes 343 shares of restricted stock as to which Ms. Hart has voting power and 30,220 shares of common stock which Ms. Hart has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(7)	Holding includes 1,322 shares of restricted stock as to which Mr. Lowe has voting power and 10,363 shares of common stock which Mr. Lowe has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan. Mr. Lowe disclaims beneficial ownership of such restricted stock and stock options for the purposes of Section 16 or for any other purposes.

(8)	Holding includes 1,322 shares of restricted stock as to which Mr. Miller has voting power and 27,781 shares of common stock which Mr. Miller has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(9)	Holding includes 343 shares of restricted stock as to which Mr. Schneevoigt has voting power and 12,477 shares of common stock which Mr. Schneevoigt has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(10)	Holding includes 343 shares of restricted stock as to which Mr. Schulmeyer has voting power and 19,425 shares of common stock which Mr. Schulmeyer has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(11)	Holding includes 1,322 shares of restricted stock as to which Mr. Whipple has voting power and 14,787 shares of common stock which Mr. Whipple has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(12)	Holding includes 1,322 shares of restricted stock as to which Mr. You has voting power and 10,111 shares of common stock which Mr. You has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(13)	Holding includes 125,483 shares of restricted stock as to which Mr. Burnison has voting power and 92,207 shares of common stock which Mr. Burnison has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(14)	Holding includes 44,912 shares of restricted stock as to which Mr. Hourihan has voting power and 73,134 shares of common stock which Mr. Hourihan has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(15)	Holding includes 49,180 shares of restricted stock as to which Mr. McNabb has voting power and 62,450 shares of common stock which Mr. McNabb has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(16)	Total holding as a group includes 22,500 shares of common stock held by the Frank V. Cahouet Revocable Trust dated November 2, 1993, 471,653 shares of restricted stock as to which the group has voting power and 1,296,328 shares of common stock which the group has the right to acquire within 60 days through the exercise of options granted under the Performance Award Plan.

(17)	This information was obtained from a Form 144 filed on June 20, 2005.

(18)	This information was obtained from a Schedule 13G filed on July 10, 2006.

COMPENSATION AND PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Report of the Compensation and Personnel Committee

The following report will not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed soliciting material or deemed filed under those Acts.

Executive Compensation Philosophy

In establishing and assessing the compensation programs and compensation policies for the executive officers and other senior executives, the Compensation and Personnel Committee (the “Committee”) is guided by the following principles:

•	The total compensation of executive officers of the Company and other key employees must be competitive with those of other major executive recruiting firms, recognizing the Company’s size and complexity relative to the Company’s peers;

•	Individual cash bonuses and equity-based awards should be closely tied to the performance of the Company as a whole, as well as to the team and individual performance of the executive group; and

•	The interests of senior management and the Company’s stockholders should be closely aligned through direct management ownership of the common stock of the Company, and by providing a meaningful portion of each key employee’s total compensation in the form of equity-based incentives.

Because a number of the Company’s peer organizations are privately-held, precise information regarding the senior executive compensation practices among the Company’s competitor group is difficult to obtain. In addition, even when such data are available, meaningful differences in size, complexity and organizational structure among the Company’s competitor group make direct comparisons of compensation practices problematic. In assessing the competitiveness of the Company’s senior executive compensation, the Committee relies on information obtained from the proxies of publicly-traded competitors, information derived from data obtained from other sources with respect to competitor organizations, and the Committee’s general knowledge of the market for senior management positions. The Committee retained Towers Perrin as compensation consultants to assess the competitiveness of the Company’s officer compensation.

Chief Executive Officer Compensation

Mr. Reilly became our Chairman and Chief Executive Officer on July 29, 2001. We entered into an employment agreement with Mr. Reilly, effective on June 29, 2001, as amended, which is fully described on pages 20-21 of this proxy statement. The Committee approved Mr. Reilly’s compensation taking into account the scope and responsibility of his position and Mr. Reilly’s skills and experience. Mr. Reilly’s compensation is awarded consistent with our compensation philosophy as set forth above.

Senior Executive Compensation

The compensation provided to the Company’s executive officers, including the named executive officers, consists of an annual base salary, an annual cash bonus, restricted stock and stock options granted at the market price of the common stock of the Company as of the date of grant and contributions to a long-term incentive plan.

Base Salaries

Base salaries for the Company’s executive officers, including the Chief Executive Officer, and selected other key employees, are established annually by the Committee based on the Committee’s understanding of competitive practices among the Company’s major competitors, internal equity considerations, and individual performance.

Cash Bonuses

The actual annual cash bonus of each executive officer, including the Chief Executive Officer, is determined by the Committee based on its assessment of the performance of the Company and of the executive officers as a group (team performance) and as individuals. The assessment of individual performance is based on factors deemed important by the Committee. The target and maximum cash bonuses available to each executive officer are more fully described in each executive officer’s employment contract described on pages 20-22 of this proxy statement.

In determining the level of cash bonuses for the Company’s executive officers, including the Chief Executive Officer, for fiscal 2006, the Committee took into consideration the Company’s financial performance and stock price performance, the performance of the Company’s subsidiary operations, including Futurestep, and the performance of each executive officer. Cash bonuses were awarded to executive officers as follows: Paul Reilly, $1,450,000; Gary Burnison, $600,000; Gary Hourihan, $475,000; and Robert McNabb, $400,000.

Restricted Stock

On June 27, 2006, restricted stock grants were awarded to executive officers as follows: Paul Reilly, 88,770 shares; Gary Burnison, 77,020 shares; Gary Hourihan, 10,440 shares; and Robert McNabb, 18,280 shares. The restricted stock awarded will vest in four equal annual installments beginning on June 27, 2007.

Stock Options

As part of their total compensation package, each of the Company’s executive officers, including the Chief Executive Officer, is eligible to receive an annual grant of stock options (performance options). The Committee did not grant any stock options this fiscal year to our executive officers.

Long-Term Incentive

In December 2003, the Company adopted the Executive Capital Accumulation Plan (“ECAP”), a nonqualified deferred compensation plan. Each of the Company’s executive officers, including the Chief Executive Officer, is eligible to receive a contribution from the Company to such participant’s ECAP account, which is described in the Summary Compensation Table and footnotes on pages 18-20 of this proxy statement. The actual Company contribution is determined by the Committee based on its assessment of the performance of the Company and the executive officers individually. The assessment of individual performance is based on factors deemed important by the Committee. Prior to June 2006, contributions to the ECAP will vest in three equal annual installments based upon the Company’s fiscal year. Starting in June 2006, contributions to the ECAP will vest in four equal annual installments based upon the Company’s fiscal year.

Employment Contracts

Each of the Company’s named executive officers is covered by an employment agreement that provides for a minimum level of salary, cash bonus potential, and option and benefit eligibility. The agreements also provide for a defined severance benefit in the event of a termination of employment without “cause” or for “good reason” as such terms are defined in the agreements. Such severance benefits range up to two times salary and target bonus depending upon the officer. The agreements also provide for the continuation of health and welfare benefits upon a termination without cause or for good reason. It is the Committee’s belief that such agreements are necessary from a competitive perspective and also contribute to the stability of the management team.

Internal Revenue Code Section 162(m)

As one of the factors in the review of compensation matters, the Compensation and Personnel Committee considers the anticipated tax treatment to the Company. The deductibility of some types of compensation for executive officers depends upon the timing of an executive’s vesting or exercise of previously granted rights or on whether such plans qualify as “performance-based” plans under the provisions of the tax laws. The Committee usually seeks to satisfy the requirements necessary to allow the compensation of its executive officers to be deductible under Section 162(m) of the Internal Revenue Code, as amended, but may also approve compensation that is not deductible under Section 162(m).

Compensation Committee Interlocks and Insider Participation

Directors Cahouet, Lowe, Miller, Schneevoigt and Schulmeyer comprise the Compensation and Personnel Committee.

Compensation and Personnel Committee

Edward D. Miller, Chair

Frank V. Cahouet

David L. Lowe

Ihno Schneevoigt

Gerhard Schulmeyer

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)(1)	Other Annual Compensation ($)	Restricted Stock (as of Date of Grant) ($)(1)	Securities Underlying Options (#)(2)	All Other Compensation ($)
Paul C. Reilly Chief Executive Officer and Chairman of the Board	2006 2005 2004	650,000 650,000 654,167	(5)	1,450,000 1,650,000 1,050,000	0 0 0	1,699,946 598,940 600,083	0 53,800 48,570	14,699 872,768 713,938	(3) (4) (6)
Gary D. Burnison Chief Operating Officer, Chief Financial Officer and Executive Vice-President	2006 2005 2004	475,000 475,000 422,917	(9)	600,000 725,000 475,000	0 0 0	1,474,933 299,560 205,516	0 26,900 4,860	18,938 369,842 111,181	(7) (8) (10)
Gary C. Hourihan Executive Vice-President and President of Global Leadership Development	2006 2005 2004	375,000 375,000 375,000		475,000 425,000 200,000	0 0 0	199,926 149,690 154,185	0 8,970 9,710	18,579 113,930 15,680	(11) (12) (13)
Robert H. McNabb Chief Executive Officer of Korn/Ferry International Futurestep, Inc. and Executive Vice-President of Korn/Ferry International	2006 2005 2004	450,000 445,833 425,000	(15)	400,000 700,000 425,000	0 0 0	350,062 199,647 154,185	0 17,930 9,710	123,202 119,968 62,723	(14) (16) (17)

(1)	The amounts in the table represent the closing market value of the shares awarded at the date of grant. On July 26, 2006, the number and value of the aggregate restricted stock holdings, which include vested and unvested shares, of the named executive officers were as follows:

Name	Number of Shares Held	Value ($)
Paul C. Reilly	241,895	4,378,300
Gary D. Burnison	125,483	2,271,242
Gary C. Hourihan	44,912	812,907
Robert H. McNabb	49,180	890,158

Shares of restricted stock awarded to the named executive officers prior to 2006 vest ratably over three years beginning on the first anniversary of the grant date. Shares granted in June 2006, vest ratably over four years beginning on the first anniversary of the grant date. Holders of restricted shares are entitled to receive any dividends paid on such shares. The restrictions on the shares held by the named executive officers lapse as follows:

Paul C. Reilly:    54,770 shares in fiscal 2007; 43,629 shares in fiscal 2008; 33,303 shares in fiscal 2009; 22,192 shares in fiscal 2010; and 22,192 in fiscal 2011.

Gary D. Bunison:    19,094 shares in fiscal 2007; 28,348 shares in fiscal 2008; 24,811 shares in fiscal 2009; 19,255 shares in fiscal 2010; and 19,255 in fiscal 2011.

Gary C. Hourihan:    12,096 shares in fiscal 2007; 8,040 shares in fiscal 2009; 5,386 shares in fiscal 2009; 2,610 shares in fiscal 2010; and 2,610 shares in fiscal 2011.

Robert H. McNabb:    13,023 shares in fiscal 2007; 10,926 shares in fiscal 2008; 8,273 shares in fiscal 2009; 4,570 shares in fiscal 2010; and 4,570 shares in fiscal 2011.

(2)	The Company’s executive officers were granted stock options in connection with the commencement of employment and performance-related stock options.

(3)	Represents an auto allowance of $7,200, 401(k) Company contribution of $3,417, executive life insurance premiums and/or imputed income of $1,242, executive medical benefits premium of $2,660, travel accident insurance premiums of $180.

(4)	Represents an Executive Capital Accumulation Plan (“ECAP”) ECAP performance contribution of $850,000, an ECAP matching contribution of $8,000, an auto allowance of $7,200, 401(k) Company contribution of $3,250, executive life insurance premiums and/or imputed income of $1,242, executive medical benefits premium of $896, travel accident insurance premiums of $180 and tuition reimbursement of $2,000.

(5)	Includes an additional payment of $4,167 as part of fiscal 2003 base salary adjustment, which Mr. Reilly received in fiscal 2004.

(6)	Represents an ECAP performance contribution of $700,000, an auto allowance of $7,200, 401(k) Company contribution of $2,467, executive life insurance premiums and/or imputed income of $560, executive medical benefits premium of $3,531 and travel accident insurance premiums of $180.

(7)	Represents an ECAP matching contribution of $8,000, an auto allowance of $5,400, 401(k) Company contribution of $3,582, executive life insurance premiums and/or imputed income of $630, executive medical benefits premium of $1,146, and travel accident insurance premiums of $180.

(8)	Represents an ECAP performance contribution of $350,000, an ECAP matching contribution of $8,000, an auto allowance of $5,400, 401(k) Company contribution of $3,327, executive life insurance premiums and/or imputed income of $540, executive medical benefits premium of $2,425 and travel accident insurance premiums of $150.

(9)	From May 1, 2003 until September 30, 2003, Mr. Burnison’s base salary was paid at an annual rate of $350,000. From October 1, 2003 until April 30, 2004, Mr. Burnison’s base salary was paid at an annual rate of $475,000.

(10)	Represents an ECAP performance contribution of $100,000, an auto allowance of $5,400, 401(k) Company contribution of $2,100, executive medical benefits premium of $3,531 and travel accident insurance premiums of $150.

(11)	Represents an auto allowance of $7,200, 401(k) Company contribution of $3,202, executive life insurance premiums and/or imputed income of $2,322, executive medical benefits premium of $1,675, travel accident insurance premiums of $180 and tuition reimbursement of $4,000.

(12)	Represents an ECAP performance contribution of $100,000, an auto allowance of $7,200, 401(k) Company contribution of $3,333, executive life insurance premiums and/or imputed income of $2,322, executive medical benefits premium of $925 and travel accident insurance premiums of $150.

(13)	Represents a college tuition benefit of $2,000, auto allowance of $7,200, 401(k) Company contribution of $2,343, executive life insurance premiums and/or imputed income of $456, executive medical benefits premium of $3,531 and travel accident insurance premiums of $150.

(14)	Represents an ECAP performance contribution of $100,000, an ECAP matching contribution of $8,000, an auto allowance of $7,200, 401(k) Company contribution of $3,582, executive life insurance premiums and/or imputed income of $2,322, executive medical benefits premium of $1,918, travel accident insurance premiums of $180.

(15)	From May 1, 2004 until June 30, 2004, Mr. McNabb’s base salary was paid at an annual rate of $425,000. From July 1, 2004 until April 30, 2005, Mr. McNabb’s base salary was paid at an annual rate of $450,000.

(16)	Represents an ECAP performance contribution of $100,000, an ECAP matching contribution of $8,000, an auto allowance of $7,200, 401(k) Company contribution of $3,333, executive life insurance premiums and/or imputed income of $97, executive medical benefits premium of $1,188 and travel accident insurance premiums of $150.

(17)	Represents an ECAP performance contribution of $50,000, an auto allowance of $6,000, 401(k) Company contribution of $2,467, executive life insurance premiums and/or imputed income of $575, executive medical benefits premium of $3,531 and travel accident insurance premiums of $150.

Employment Agreements

Paul C. Reilly, Chairman and Chief Executive Officer since June 29, 2001.    In connection with the appointment of Paul Reilly as Chairman and Chief Executive Officer, we entered into an employment agreement with Mr. Reilly. The original term of the agreement is for five years and the agreement will automatically renew for successive three-year periods thereafter until the first June 30th following the date on which Mr. Reilly reaches age 65; provided, however, that either we or Mr. Reilly may terminate the agreement at the end of the initial term or any renewal term by delivering to the other party at least 60 days’ prior written notice. Mr. Reilly’s base salary is $650,000 and the agreement provides for an annual target bonus equal to 150% of base salary and an annual maximum bonus of up to 300% of base salary. In December 2001, Mr. Reilly’s agreement was amended to provide for his minimum bonus of $1,000,000 for fiscal 2002 to be paid in two installments. In addition, the agreement provides that Mr. Reilly will be eligible for an annual grant of stock options having a target grant value of $1,250,000 and a maximum grant value of $1,750,000 based on a Black-Scholes option pricing model valuation. We have also agreed to pay certain transition and relocation costs incurred by Mr. Reilly.

In connection with his appointment, Mr. Reilly was granted options to purchase 450,000 shares with an exercise price of $15.50 per share, the closing price of the stock in trading on the New York Stock Exchange on June 29, 2001. Of these options, 300,000 vest in equal installments over three years and 150,000 vest in three equal installments based on the attainment of specified price levels in the stock of the Company. The price levels for vesting are $28 per share, $33 per share and $38 per share. In addition, the Board made a restricted stock award of 100,000 shares to Mr. Reilly. The restricted stock awarded to Mr. Reilly in connection with his election vests in three annual installments beginning in June 2002. To the extent not vested, the restricted stock will be forfeited if Mr. Reilly is terminated with cause or if he resigns without good reason.

If Mr. Reilly’s employment terminates due to death or disability, then we will pay Mr. Reilly, or his legal representatives, all accrued compensation as of the date of termination, and all outstanding stock options held by Mr. Reilly at the time of termination will vest and remain exercisable until their originally scheduled expiration dates. If Mr. Reilly’s employment is terminated by us for cause, is terminated by Mr. Reilly prior to its expiration without good reason or if Mr. Reilly fails to renew the agreement after its initial term, then we will pay Mr. Reilly all accrued compensation as of the date of termination.

Prior to a change in control, if Mr. Reilly’s employment is terminated by us without cause or is terminated by Mr. Reilly for good reason, then we will pay Mr. Reilly all accrued compensation as of the date of termination, and a lump sum amount equal to 200% of his base salary and target bonus. If, prior to a change in control, Mr. Reilly’s employment is terminated because the Company elects not to renew the agreement, then Mr. Reilly will be entitled to a lump sum amount equal to his base salary and target bonus. On termination in any of the foregoing circumstances, all of Mr. Reilly’s unvested restricted stock and ECAP and outstanding stock options as of the date of termination will vest and will remain exercisable until their originally scheduled expiration dates.

If there is a change in control and within 12 months Mr. Reilly’s employment is terminated by us without cause, or because we elect not to renew the agreement before Mr. Reilly reaches the age of 65, or by Mr. Reilly for good reason, then we will pay Mr. Reilly all accrued compensation as of the date of termination, and a lump sum equal to (1) 200% of the greater of his base salary or the annual base salary in effect just prior to the change in control, whichever amount is higher, plus (2) the greater of 200% of his maximum bonus for the incentive year in which such termination occurs or the maximum bonus for the preceding fiscal year. On termination in any of the foregoing circumstances, all of Mr. Reilly’s unvested restricted stock and ECAP and outstanding stock options as of the date of termination will vest and will remain exercisable until their originally scheduled expiration dates.

In March 2004, Mr. Reilly’s agreement was amended to provide for payment of any excise tax, if applicable, including any interest or penalties, imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. In April 2006, Mr. Reilly’s agreement was amended to extend Mr. Reilly’s initial term until June 30, 2007.

Gary D. Burnison, Chief Operating Officer since October 1, 2003, Chief Financial Officer and Executive Vice-President since March 20, 2002.    On October 1, 2003, we entered into an employment agreement with Gary Burnison as Chief Operating Officer, Chief Financial Officer and Executive Vice-President. The original term of the agreement is from October 1, 2003 until April 30, 2007, and the Company may renew the agreement for successive one-year periods. Mr. Burnison’s salary is $475,000 per year, and the agreement provides that he would have a target annual cash bonus of 100% of his base salary and a maximum annual cash bonus opportunity equal to 200% of base salary. In addition, he would be eligible to receive an annual stock option grant with a target grant value equal to 50-100% of base salary and a maximum grant value equal to 100% of base salary based on a Black-Scholes option pricing model valuation. The agreement provides that should Mr. Burnison be terminated without “cause”, as defined in the agreement, he would receive severance equal to 200% of his then current annual base salary plus 200% of his current target cash bonus. The agreement also provides for payment of any excise tax, if applicable, including any interest or penalties, imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Gary C. Hourihan, Executive Vice-President and President of Global Leadership Development since March 2000.    In March 2000, we entered into an employment agreement with Gary Hourihan as Executive Vice-President of Organizational Development and President of Global Leadership Development. The initial term of the agreement was through April 30, 2002 and the agreement automatically renews for successive two-year periods thereafter until the first April 30th following the date on which Mr. Hourihan reaches age 65; provided, however, that either we or Mr. Hourihan may terminate this agreement at the end of a renewal term by delivering to the other party at least 120 days’ prior written notice. Mr. Hourihan’s base salary is $375,000 and the agreement provides for an annual target bonus equal to 100% of base salary and an annual maximum bonus of up to 200% of base salary. If, prior to a change in control, Mr. Hourihan’s employment is terminated by us without cause or is terminated by Mr. Hourihan for good reason, then we will pay Mr. Hourihan all accrued compensation as of the date of termination, and a lump sum amount equal to 150% of his base salary and target bonus. If Mr. Hourihan’s employment is terminated because the Company elects not to renew the agreement, then Mr. Hourihan will be entitled to a lump sum amount equal to one times his base salary and target bonus. If Mr. Hourihan’s employment is terminated by us for performance reasons, then Mr. Hourihan will be entitled to a lump sum amount equal to one times his base salary and target bonus. On termination in any of the foregoing circumstances, all of Mr. Hourihan’s outstanding stock options as of the date of termination will vest and will remain exercisable until their originally scheduled expiration dates. If there is a change in control and within 12 months Mr. Hourihan’s employment is terminated by us without cause, because we elect not to renew the agreement, or for a performance reason, or by Mr. Hourihan for good reason, then Mr. Hourihan is entitled to receive severance payments similar to those described above for Mr. Reilly.

Robert H. McNabb, Chief Executive Officer of Korn/Ferry International Futurestep, Inc. since July 2002 and Executive Vice-President of Korn/Ferry International.    We entered into an employment agreement with Robert McNabb as Chief Executive Officer of Korn/Ferry International Futurestep, Inc. on October 1, 2003. The original term of the agreement is from October 1, 2003 until October 1, 2006, and the Company may renew the agreement for successive one-year periods. Mr. McNabb was appointed Chief Executive Officer of Futurestep in July 2002. The agreement provided that Mr. McNabb would be awarded a grant of 35,000 stock options effective on the date such grant was approved by the Compensation and Personnel Committee of the Board, which occurred on January 7, 2002. Mr. McNabb’s salary is $450,000 per year, and the agreement provides for a target annual cash bonus of 100% of base salary and a maximum annual cash bonus opportunity equal to 200% of base salary. In addition, he is eligible to receive an annual stock option grant with a target grant value equal to 50% of base salary and a maximum grant value equal to 100% of base salary, based on a Black-Scholes option pricing model valuation. The agreement also provides that if Mr. McNabb is terminated without cause, as defined in the agreement, then he will receive all accrued compensation and a severance payment equal to 150% of his then current annual base salary plus 150% of his current target cash bonus.

Aggregate Options Received

The following table sets forth the number of options that have been received by persons and groups named below as of April 30, 2006. Options and other awards which may be awarded in the future are not determinable at this time.

Name	Title	Aggregate Number of Options Received Under the Performance Award Plan
Paul Reilly	Chief Executive Officer, Chairman, Director and Director Nominee	1,002,370
Gary Burnison	Chief Operating Officer, Chief Financial Officer and Executive Vice-President	131,760
Gary Hourihan	President of Global Leadership Development and Executive Vice-President	160,185
Robert McNabb	Chief Executive Officer of Korn/Ferry International Futurestep, Inc. and Executive Vice-President of Korn/Ferry International	107,640
James Barlett	Director	30,116
Sakie Fukushima	Director	114,724
David Lowe	Director	27,489
Edward Miller	Director	27,489
Frank Cahouet	Director	30,545
Patti Hart	Director and Director Nominee	29,928
Gerhard Schulmeyer	Director	30,116
Ihno Schneevoigt	Director and Director Nominee	12,185
Kenneth Whipple	Director and Director Nominee	14,495
Harry You	Director	9,818
Current Executive Officers as a Group		1,401,955
Current Directors who are not Executive Officers as a Group		326,905
Employees and Current Non-Executive Officers as a Group		5,013,417

Aggregated Option Exercises and Year-End Option Values

The following table shows information for the named executive officers, concerning:

(1)	exercises of stock options during fiscal 2006; and

(2)	the amount and values of unexercised stock options as of April 30, 2006.

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Options At FY-End		Value of Unexercised In-the Money Options at FY-End ($)(1)
			Unexercisable	Exercisable	Unexercisable	Exercisable
Paul C. Reilly	0	0	319,513	682,857	2,115,780	6,550,394
Gary D. Burnison	0	0	46,807	64,953	301,793	815,536
Gary C. Hourihan	21,333	150,653.50	23,776	58,575	145,226	211,348
Robert H. McNabb	30,000	355,779.00	32,736	44,904	172,375	435,681

(1)	This amount represents solely the difference between the closing price on April 30, 2006 of $21.00 per share of the common stock of the Company and the respective exercise prices of those unexercised options that had an exercise price below such market price (i.e., “in-the-money” options). No assumptions or representations regarding the “value” of such options are made or intended.

Option Grants in Last Fiscal Year

The following table sets forth information with respect to options to purchase shares of the Company’s common stock granted in fiscal 2006 to the named executive officers.

	Individual Grants				Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term
Name	Number Of Securities Underlying Options Granted	Percent of Total Options Granted To Employees In Fiscal Year	Exercise Of Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Paul C. Reilly	53,800	6.42	17.97	7/7/2015	608,007	1,540,808
Gary D. Burnison	26,900	3.21	17.97	7/7/2015	304,003	770,404
Gary C. Hourihan	8,970	1.07	17.97	7/7/2015	101,372	256,897
Robert H. McNabb	17,930	2.14	17.97	7/7/2015	202,631	513,507

(1)	The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company’s estimate or projection of the future price of the Company’s common stock.

Retirement Plan Table

The following table shows estimated retirement plan benefits to be paid based upon years of service and final average salary under the Company’s Worldwide Executive Benefit Retirement Plan. As described in further detail in the explanatory text following the table, the Worldwide Executive Benefit Retirement Plan was amended to provide for no annual accruals after April 2003.

Final Average Salary	Years of Service
	5	10	15	20
200,000	12,500	25,000	37,500	50,000
300,000	18,750	37,500	56,250	75,000
400,000	25,000	50,000	75,000	100,000
500,000	31,250	62,500	93,750	125,000
600,000	37,500	75,000	112,500	150,000
700,000	43,750	87,500	131,250	175,000
800,000	50,000	100,000	150,000	200,000
900,000	56,250	112,500	168,750	225,000
1,000,000	62,500	125,000	187,500	250,000

Estimated Annual Benefit* for Representative Years of Service and Final Average Salary

*Benefit is calculated using full target benefit of 25% of final average salary.

We amended the Company’s Worldwide Executive Benefit Retirement Plan to provide for no annual accruals after April 2003 and to provide that final average salary would be the greater of (i) the participant’s highest average monthly base salary during the 36 consecutive months out of the 72-month period ending June 1, 2003 or (ii) the participant’s base salary as of June 1, 2003. In addition, we made no accruals to the Plan for our 2003, 2004, 2005 and 2006 fiscal years. Under the terms of the Company’s Worldwide Executive Benefit Retirement Plan, designated managing directors and Vice-Presidents would be entitled to receive an unfunded supplemental retirement benefit upon attainment of age 65, with a reduced benefit available as early as age 55. The supplemental benefit calculated on a single-life basis would be an annual amount equal to the named executive’s final average salary multiplied by a service percentage. The target service percentage is 25% with 1/20th accrued each year over the first 20 years of participation. The supplemental benefit was also offset by any retirement benefits provided by us and/or the local government. As of April 30, 2006, the credited years of service with accrued benefits for the Company’s named executive officers were: Paul C. Reilly, 0 years; Gary D. Burnison, 0 years; Gary C. Hourihan, 2 years and Robert H. McNabb, 0 years. None of the benefits above are subject to any deduction for Social Security or other fiscal offset amount.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information about the Company’s equity compensation plans as of April 30, 2006.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the second column of this table)
Equity compensation plans approved by security holders
Performance Award Plan(1):	7,948,559	$12.13	3,372,913
Employee Stock Purchase Plan(2):	435,282	—	1,064,718
Equity compensation plans not approved by security holders	—	—	—
Total	8,383,841	$12.13	4,437,631

(1)	16,000,000 shares of the common stock of the Company are reserved under the Performance Award Plan.

(2)	1,500,000 shares of the common stock of the Company are reserved under the Employee Stock Purchase Plan.

Performance Graph

We have presented below a graph comparing the cumulative total stockholder return on the Company’s shares with the cumulative total stockholder return on (1) a broad equity market index and (2) a published industry index or a company-established peer group. The following graph compares the monthly percentage change in the Company’s cumulative total stockholder return with the cumulative total return of the companies in the Standard & Poor’s 500 Stock Index and a peer group constructed by us. Cumulative total return for each of the periods shown in the performance graph is measured assuming an initial investment of $100 on April 30, 2001 and the reinvestment of any dividends paid by any company in the peer group on the date the dividends were declared.

The peer group is comprised of publicly traded companies, which are engaged principally or in significant part in professional staffing and consulting. The returns of each company have been weighted according to their respective stock market capitalization at the beginning of each measurement period for purposes of arriving at a peer group average. The members of the old peer group are Caldwell Partners International Inc. (CWL/A CN), Heidrick & Struggles International, Inc. (HSII) and Whitehead Mann Group Plc (WHT.LN). The members of the new peer group are Caldwell Partners International, Heidrick & Struggles International, Inc., Whitehead Mann Group Plc and Hudson Highland Group, Inc. (HHGP).

The stock price performance depicted in this graph is not necessarily indicative of future price performance. This graph will not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed soliciting material or deemed filed under those Acts.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG KORN/FERRY INTERNATIONAL, THIS S & P 500 INDEX

AND A PEER GROUP

*	$100 invested on 4/30/01 in stock or index-including reinvestment of dividends. Fiscal year ending April 30.

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised of three outside directors, all of whom are “independent” under the Company’s independence standards, the applicable listing standards of the NYSE and the applicable rules of the Securities and Exchange Commission (“SEC”). The Audit Committee is governed by a written charter, as amended and restated, which has been adopted by the Board of Directors. A copy of the current Audit Committee charter is available on the Company’s website at www.kornferry.com in the Corporate Information section of the Media/Investors webpage.

Management of the Company is responsible for the preparation, presentation, and integrity of the consolidated financial statements, maintaining a system of internal controls and having appropriate accounting and financial reporting principles and policies. The independent auditors are responsible for planning and carrying out an audit of the consolidated financial statements and an audit of internal control over financial reporting in accordance with the rules of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to the consolidated financial statements conformity with accounting principles generally accepted in the United States and as to internal control over financial reporting. The Audit Committee monitors and oversees these processes and is responsible for selecting and overseeing the Company’s independent auditor.

As part of the oversight process, the Audit Committee met six times during fiscal 2006. Throughout the year, the Audit Committee met with the independent auditors, management and internal auditor, both together and separately in closed sessions. In the course of fulfilling its responsibilities, the Audit Committee did, among other things, the following:

•	reviewed and discussed with management and the independent auditor, the Company’s consolidated financial statements for the fiscal year ended April 30, 2006 and the quarters ended July 31, 2005, October 31, 2005 and January 31, 2006;

•	reviewed management’s representations that those consolidated financial statements were prepared in accordance with United States generally accepted accounting principles and present fairly the results of operations and financial position of the Company;

•	discussed with the independent auditor the matters required by Statement of Auditing Standards No. 61, as amended;

•	received letters from the independent auditor required by Independence Standards Board Standard No. 1 confirming their independence;

•	considered whether the provision of non-audit services by the auditor to the Company is compatible with maintaining the auditor’s independence, and discussed with the auditor their independence.

•	reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal controls over financial reporting as of April 30, 2006, which it made using the criteria set forth by the Committee of Sponsoring Organization of the Treadway Commission in Internal Control-Integrated Framework. The Audit Committee has reviewed and discussed with the Company’s independent auditors its attestation report on management’s assessment of internal control over financial reporting, and its review and report on the Company’s internal control over financial reporting.

Based on the foregoing review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Form 10-K for the fiscal year ended April 30, 2006 for filing with the SEC.

Audit Committee

Frank V. Cahouet, Chair

James E. Barlett

Kenneth Whipple

OTHER MATTERS

Certain Relationships and Related Transactions

On June 13, 2002, we entered into a Purchase Agreement with investment funds managed by Friedman Fleischer & Lowe, LLC pursuant to which we issued and sold to the Friedman Fleischer funds for an aggregate price of $50,000,000 (i) 10,000 shares of the Company’s 7.5% Convertible Series A Preferred Stock at a price of $1,000 per share, (ii) 7.5% Convertible Subordinated Notes Due 2010, in an aggregate principal amount of $40,000,000 and (iii) eight-year warrants to purchase shares of the common stock of the Company. Pursuant to the terms of these instruments, the Company was required to pay part of the dividends on the preferred stock and interest on the notes in additional preferred stock and notes. The Company is no longer required to do so. Additionally, the number of shares into which the preferred stock, notes and warrants are convertible or exercisable may be adjusted as a result of certain issuances of the common stock of the Company.

Under the terms of an Investor Rights Agreement we entered into with the Friedman Fleischer funds on June 13, 2002, we appointed David L. Lowe to serve on the Board in June 2002. The Investor Rights Agreement is attached as an exhibit to the Company’s Form 8-K filed on June 18, 2002, and more fully describes the rights of the Friedman Fleischer funds.

According to Schedules 13D/A filed on June 30, 2004, October 6, 2004, and March 16, 2005 and a Form 144 filed June 20, 2005, the Friedman Fleischer funds sold all of its ownership, with a total of 993,817 shares of the Company’s 7.5% Convertible Series A Preferred Stock and 7.5% Convertible Subordinated Notes Due 2010 with an aggregate principal amount of $17,491,180, all of which are currently convertible into an aggregate amount of 5,150,776 shares of the Company’s common stock, to Credit Suisse First Boston International pursuant to Forward Sale Contracts entered into as of June 25, 2004, October 10, 2004, March 15, 2005 and June 13, 2005, respectively.

All of the preferred stock, the notes and the warrants are currently convertible into or may be exercised to purchase a total of 5,150,776 shares of the common stock of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act, requires the Company’s directors, officers and ten percent beneficial owners to file reports of ownership and changes in ownership of their equity securities of the Company with the SEC and to furnish the Company with copies of such reports. Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company and the representations of reporting persons, all of the filings by the Company’s directors, officers and ten percent beneficial owners were filed on a timely basis during the 2005 fiscal year.

Annual Report to Stockholders

Enclosed with this proxy statement is the Company’s annual report for fiscal 2006, which includes the Company’s Annual Report on Form 10-K (excluding the exhibits thereto). The annual report is enclosed for the convenience of stockholders and should not be viewed as part of these proxy solicitation materials. If any person who was a beneficial owner of the common stock of the Company on July 26, 2006 desires additional information, a complete copy of the Company’s Annual Report on Form 10-K, including the exhibits thereto, will be furnished upon written request. The request should identify the requesting person as a stockholder as of July 26, 2006 and should be directed to Peter L. Dunn, Esq., Corporate Secretary and General Counsel, Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, California 90067. The Company’s Annual Report on Form 10-K, including the exhibits thereto, is also available through the SEC’s web site at http://www.sec.gov.

Submission of Stockholder Proposals for Consideration and Nominations of Persons for Election as Directors at the Annual Meeting

In order for business to be properly brought before the Annual Meeting by a stockholder, the stockholder must give notice of such business in writing to Peter L. Dunn, Esq., Corporate Secretary and General Counsel, Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, California 90067, at least 90 and not more than 120 days prior to the anniversary of the Annual Meeting of Stockholders in the previous year.

Any stockholder or other party interested in communicating with members of the Board, any of its committees, the independent directors as a group or any of its independent directors may send written communications to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Communications received in writing are forwarded to the Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Stockholders Sharing an Address

The Company will deliver only one proxy statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement is delivered. A stockholder can notify the Company that the stockholder wishes to receive a separate copy of the proxy statement, or stockholders sharing an address can request delivery of a single copy the proxy statement if they are receiving multiple copies, by contacting the Company at Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, California 90067, Attention: Corporate Secretary or at (310) 552-1834.

Stockholder Proposals and Nominations for Next Year’s Annual Meeting

Notice of any stockholder proposal or nomination of a person for election as director that is intended by a stockholder to be included in the Company’s proxy statement relating to the Company’s Annual Meeting of Stockholders in 2007 must be received by Peter L. Dunn, Esq., Corporate Secretary and General Counsel, Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, California 90067 by April 13, 2007.

Each notice of any stockholder proposal must comply with the Securities Exchange Act of 1934, the rules and regulations thereunder, and the Company’s Bylaws as in effect at the time of such notice.

By Order of the Board of Directors,

Peter L. Dunn
Corporate Secretary and
General Counsel

August 11, 2006

APPENDIX A

KORN/FERRY INTERNATIONAL

AMENDED AND RESTATED

NOMINATING AND CORPORATE

GOVERNANCE COMMITTEE CHARTER

I.	Purpose of Committee

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Korn/Ferry International (the “Company”) is to identify and recommend individuals to the Board for nomination as members of the Board and its committees (consistent with criteria approved by the Board), to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company and to perform a leadership role in shaping the Company’s corporate governance. The Committee shall report to the Board on a regular basis.

II.	Committee Membership

The Committee shall consist solely of three or more members of the Board, each of whom the Board has determined has no material relationship with the Company and each of whom constitutes an “independent director” under the rules of the New York Stock Exchange.

The members of the Committee shall be appointed by the Board. Members shall serve at the pleasure of the Board and for such term or terms as the Board may determine. The Board shall appoint for membership to the Committee only those individuals which it believes in its judgment are qualified to perform the duties of the Committee as set forth in this charter.

III.	Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson. In the event of a tie vote on any issue, the chairperson’s vote shall decide the issue. The Committee shall meet in person or telephonically at least twice a year at a time and place determined by the chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson.

If one member of the Committee is absent from a meeting of the Committee, the remaining members of the Committee, acting unanimously, shall have the power to take any action necessary or convenient to the efficient discharge of the Committee’s responsibilities hereunder. The majority of the members of the Committee shall constitute a quorum. The Committee will report regularly to the Board with respect to its activities.

IV.	Committee Duties and Responsibilities

The following are the duties and responsibilities of the Committee:

1.	To make recommendations to the Board from time to time as to changes the Committee believes to be desirable to the size, structure, composition and functioning of the Board or any committee thereof.

2.	To identify individuals believed to be qualified to become Board members, to review the qualifications of such candidates and recruit them, as applicable, and to recommend to the Board the nominees to stand for election as directors at the annual meeting of stockholders or, if applicable, at a special meeting of stockholders.

3.	To recommend to the Board candidates to be elected by the Board as necessary to fill vacancies and newly created directorships. In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board an individual to fill such vacancy either through appointment by the Board or through election by stockholders. The Committee may consider candidates proposed by management, but is not required to do so.

4.	To identify Board members qualified to fill vacancies on any committee of the Board (including the Committee) and to recommend that the Board appoint the identified member or members to the respective committee. In nominating a candidate for committee membership, the Committee shall take into consideration the factors set forth in the charter of the committee, if any, as well as any other factors it deems appropriate, including without limitation the consistency of the candidate’s experience with the goals of the committee and the interplay of the candidate’s experience with the experience of other committee members.

5.	In the case of a director nominee to fill a Board vacancy created by an increase in the size of the Board, to make a recommendation to the Board as to the class of directors in which the individual should serve.

6.	To assess the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board.

7.	To establish a procedure for the consideration of Board candidates recommended by the Company’s stockholders.

8.	To recommend to the Board candidates for appointment to committees and consider periodically rotating directors among the committees.

9.	To develop criteria for identifying and evaluating director candidates. In developing these criteria and recommending nominees, the Committee shall take into consideration such factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

10.	To develop and recommend to the Board standards to be applied in making determinations as to the absence of material relationships between the Company and a director.

11.	To review and recommend to the Board retirement and other tenure policies for directors.

12.	Establish procedures for the Committee to exercise oversight of the evaluation of the Board.

13.	Oversee the evaluation of the Board and committees of the Board.

14.	Develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, and to review those principles at least once a year.

15.	Review and assess the channels through which the Board receives information, and the quality and timeliness of information received.

16.	Any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the nomination of Board and committee members.

17.	The chairperson of the Committee shall review the directorships and significant commitments of the Company’s officers and directors when notified of such directorships and commitments as required under the Company’s Corporate Governance Guidelines.

V.	Performance Evaluation

The Committee shall produce and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also recommend to the Board any improvements to the Committee’s charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

VI.	Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

VII.	Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management and shall receive appropriate funding, as determined by the Committee, from the Company for payment of compensation to any such advisors. With respect to consultants used to identify director candidates, this authority shall be vested solely in the Committee.

[GRAPHIC APPEARS HERE]

PROXY FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders, to be held on September 19, 2006, and the related Proxy Statement and Korn/Ferry International’s Annual Report on Form 10-K and hereby appoints Paul C. Reilly and Gary D. Burnison, and each of them the attorney(s), agent(s) and proxy(ies) of the undersigned, with full power of substitution, to vote all stock of Korn/Ferry International which the undersigned is entitled to vote, for the matters indicated on the reverse side of this proxy card in the manner designated on the reverse side, or if not indicated by the undersigned in their discretion, and to vote in their discretion with respect to such other matters (including matters incident to the conduct of the meeting) as may properly come before the meeting and all adjournments and postponements thereto.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE PROPOSALS.

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

This Proxy, when properly executed, will be voted in the manner directed by the stockholder. If no direction is given, this Proxy will be voted “FOR” the election of all nominees for election as directors and “FOR” the ratification of independent auditors.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. To elect as Class 2009 Directors: 01 Patti Hart, 02 Paul Reilly, 03 Ihno Schneevoigt and 04 Ken Whipple	FOR all nominees listed (except as marked to the contrary)		WITHHOLD AUTHORITY to vote for all nominees listed at left
INSTRUCTION: To withhold authority to vote for an individual nominee, check the “FOR” box and write the nominee’s name in the space provided:	☐		☐

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal 2007.	☐	☐	☐

3. To act upon any other matters that may properly come before the meeting and any adjournments or postponements thereof.

IMPORTANT PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Signature	Signature	Date

NOTE: (Please sign EXACTLY as name appears on this card. Joint owners should each sign. Attorney-in-fact, executors, administrators, trustees, guardians or corporation officers should give FULL title. This proxy shall be valid and may be voted regardless of the form of signature however.)

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